EXHIBIT 3.156

ARTICLES OF INCORPORATION

OF

RAVEN RESOURCES, INC.

The undersigned incorporator, for the purpose of forming a corporation under the laws of the State of Florida, adopts the following articles of incorporation for such corporation:

ARTICLE ONE.

Name. The name of the corporation is Raven Resources, Inc.

ARTICLE TWO.

Duration. The duration of the corporation is perpetual.

ARTICLE THREE.

Purposes. The purposes for which the corporation is organized are to engage in the coal business and to engage in any activity within the purposes for which corporations may be organized under the Florida General Corporation Act.

ARTICLE FOUR.

Capitalization. The aggregate number of shares which the corporation shall have authority to issue shall be Twenty-Five Thousand (25,000), which shall be divided into Twenty-Five Thousand (25,000) shares of common stock, at a par value of One Dollar ($1.00) each.

ARTICLE FIVE.

Registered Office, Principal Office and Registered Agent. The address of the corporation’s registered office and principal office is 4408 NW 8th Place, Gainesville, Florida 32605, and the name of the corporation’s initial registered agent at such address is Joseph C. Phillips, who is a resident of the State of Florida and whose business office is identical with the registered office.

ARTICLE SIX.

Directors. The number of Directors constituting the initial Board of Directors in one and the name and address of the person who is to serve as initial Director is:

Name	Address
Joseph C. Phillips	4408 NW 8th Place
Gainesville, Florida 32605

ARTICLE SEVEN.

Incorporators. The name and address of the incorporator is:

Name	Address
Gerald A. Dechow	213 S. Jefferson Street
Roanoke, Virginia 24011

In witness whereof, I have executed these articles of incorporation in duplicate on August 22nd 1990.

/s/ Gerald A. Dechow
Gerald A. Dechow

GARDNER, MOSS & ROCOVICH, P.C.

P. O. Box 13606

Roanoke, Virginia 24035